TBS International Limited Reports Second Quarter 2006 Financial Results

HAMILTON, BERMUDA -August 9, 2006 - TBS International Limited (NASDAQ: TBSI), an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk transportation services, announced today its financial and operating results for the second quarter ended June 30, 2006.

Second Quarter 2006 Results:
For the second quarter ended June 30, 2006, total revenues were $59.0 million, a decrease of 2.5% from the $60.5 million in the second quarter of 2005. Net income for the second quarter 2006 was $6.4 million, a decrease of 53.6% compared to $13.8 million in the same period of 2005. EBITDA, which is a non-GAAP measure, was $15.8 million for the second quarter 2006, a decrease of 19.8% from $19.7 million for the same period in 2005. Please see later in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the second quarter 2006, calculated on 28,088,310 weighted average common shares outstanding, were $0.23. During the second quarter of 2006, TBS International incurred $1.1 million in consulting fees dealing with the re-engineering of certain of our business processes to better meet the company’s business needs as it grows. Excluding this charge, earnings per share for the second quarter 2006 would have been $0.27.

An average of 33 vessels (excluding off-hire) were operated during the second quarter of 2006 compared to 27 vessels (excluding off-hire) during the second quarter of 2005.

The total revenues of $59.0 million during the second quarter 2006 include voyage revenues of $43.8 million, time charter revenues of $14.8 million and other revenues of $0.4 million.

Voyage revenues in the second quarter 2006 were $43.8 million, a marginal decrease of 0.5% from the $44.0 million in the second quarter of 2005. Average freight rates for all cargoes decreased by 32.2% from $62.49 per ton in the second quarter 2005 to $42.39 per ton in the second quarter 2006 while tons of cargo carried increased by 329,633 tons or 46.8% from 703,855 tons in the second quarter 2005 to 1,033,488 tons in the second quarter 2006. A substantial part of the increase in tons of cargo carried and the decrease in average freight rates was due to an increase in aggregates cargo carried.

Time charter revenues showed a decrease of 10.3% from $16.5 million in the second quarter 2005 to $14.8 million in the second quarter 2006. The average daily charter-out hire rate decreased by 27.8% from $18,258 in the second quarter 2005 to $13,179 in the second quarter 2006. This decrease was primarily due to the softness in the overall worldwide shipping markets. The total time charter days increased by 24.9% from 901 days during the second quarter 2005 to 1,125 days in the second quarter 2006. This increase in time charter days was due to an increase in the number of vessels in our fleet and also because we chartered out more vessels to better position ourselves to meet the needs of our customers. The decrease of $5,079 in the average daily charter-out rate compared to the second quarter 2005 was a major factor in the reduction of net income in the second quarter 2006.

Voyage expenses, which include fuel, commissions, port call charges and stevedoring increased by 6.7% in the second quarter 2006 to $19.2 million from $18.0 million in the second quarter 2005. The bulk of this increase is attributable to fuel expense which increased by 40.3% from $6.2 million in the second quarter 2005 to $8.7 million during the same period 2006 reflecting a higher average price per metric ton (“MT”) from $241 per MT during the second quarter 2005 to $354 per MT during the same period 2006 and a decrease in consumption by 4.7% from 25,850 MT during the second quarter 2005 to 24,624 MT in the second quarter 2006. The increase of 46.9% or $113 per metric ton in the average price of fuel compared to the second quarter 2005 was another major factor in the reduction of net income in the second quarter 2006 compared to the same period in 2005.

Vessel expenses, which consist of operating expenses relating to owned vessels, such as crewing, stores, maintenance, insurance and drydocking, in addition to charter hire for ships we charter-in and the occasional space charter, increased by 7.9% in the second quarter 2006, from $16.5 million in the second quarter 2005 to $17.8 million during the same period in 2006. This reflects the change in the composition of our fleet from an average of 24 controlled vessels in the second quarter 2005 to an average of 31 controlled vessels during the same period in 2006. The increase in the number of owned vessels decreased our demand for chartered-in vessels.

General and administrative expenses increased by 32.0% from $5.0 million in the second quarter 2005 to $6.6 million in the second quarter 2006. The majority of this increase is due to $1.1 million in consulting fees dealing with the re-engineering of certain of our business processes to better meet our business needs as we grow. The remaining amount of this increase relates to additional professional fees that we incur as a public company and travel expenses, as well as increased salary and related costs primarily attributed to the inclusion of the operating costs of Roymar and TBS Shipping Services after we acquired these companies in June 2005. Prior to our acquisition these service companies charged us management fees and commissions and accordingly these costs were reflected as management fees and in voyage costs, whereas now they are all part of the General and Administrative Expenses.

Interest expense increased by $0.6 million or 28.6% from $2.1 million in the second quarter 2005 to $2.7 million in the second quarter 2006. This was due to additional long-term borrowings of $34.7 million since June 30, 2005 to finance our fleet expansion and to an increase in interest rates.

Fleet Development
TBS International took delivery on May 2, 2006 of the multipurpose tweendecker M/V KIBISHIO MARU for $8.1 million. The M/V KIBISHIO MARU is a 19,777 DWT multipurpose tweendecker built in 1984 and was renamed the M/V AZTEC MAIDEN. This vessel acquisition expanded our controlled fleet to 32 vessels.

New Credit Facility
On July 31, 2006, TBS International entered into a $140.0 million credit facility with a syndicate of commercial lenders led by Bank of America to refinance existing indebtedness, to provide for working capital and to fund the acquisition of additional vessels.

The new Credit Facility has a four-year term and is composed of a $65.0 million revolving credit facility and a $75.0 million term loan facility self-amortizing with quarterly principal payments of approximately $4.7 million beginning September 2006. Interest initially is at LIBOR plus a margin of 2.25%. The interest rate margin can vary quarterly in 0.50% increments, between four pricing levels of from 2.75% down to 1.25% based on the consolidated leverage ratio. The interest rate margin becomes adjustable after December 31, 2006 and on or before March 31, 2007.

In July 2006, TBS wrote off as a non-cash charge $ 1.3 million in unamortized deferred financing costs associated with the existing credit facilities. Additional costs aggregating $2.2 million were paid to existing lenders upon the early payment of their loans and charged to interest expense in July 2006. Finally, in connection with the new Credit Facility, the company incurred deferred financing costs of $2.7 million in July 2006 that will be amortized over the term of the facility.

Results for the Six Months Ended June 30, 2006:
For the six months ended June 30, 2006, total revenues were $122.7 million, an increase of 1.1% compared to the $121.4 million over the first half of 2005. Net income for the first six months ended June 30, 2006 was $13.7 million, a decrease of 54.3% compared to $30.0 million in the same period of 2005. EBITDA, which is a non-GAAP measure, was $32.4 million for the first half of 2006, a decrease of 18.8% from $39.9 million for the same period in 2005. Please see later in this press release for a reconciliation of EBITDA to net income.

Earnings per share on a diluted basis for the first half of 2006, calculated on 28,088,310 weighted average common shares outstanding, was $0.49. Excluding the charge of $1.1 million in the second quarter 2006 for consulting fees dealing with the re-engineering of certain of our business processes earnings per share for the first six months of 2006 would have been $0.53.

An average of 34 vessels (excluding off-hire) were operated during the first half of 2006 compared to 27 vessels (excluding off-hire) during the first half of 2005.

The total revenues of $122.7 million during the first half of 2006 include voyage revenues of $93.1 million, time charter revenues of $29.0 million and other revenues of $0.6 million.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated:

“During the second quarter 2006 TBS achieved strong operational performance despite continued market weakness. Overall, in 2006, our business has been impacted by declining freight rates, increasing fuel costs and rising interest rates. In the first quarter we also had to cope with the post Hurricane Katrina effects in the Gulf area while in the second quarter, we experienced increasing port congestion, higher drydockings and vessel repositioning in response to customer requirements.

In this environment, by keeping our strategic focus, we managed to grow our business, maintain our market share and explore new opportunities. Our voyage revenues, which represented 74% of our total revenues during the second quarter, were $43.8 million almost flat compared to the $44 million of the second quarter 2005. We were able to offset the 32.2% decrease in our average freight rates per ton for all cargoes in the second quarter 2006 compared to the same period 2005 by a 46.7% increase in the volume of cargo we transported thereby enabling us to maintain our voyage revenues at the same level.

Our time charter revenues, which represented 25% of our total revenues during the quarter, are derived from the part of our business that is more exposed to the overall market volatility and these showed a decrease of 10.3% from $16.5 million in the second quarter 2005 to $14.8 million in the second quarter 2006. Our average daily charter-out hire rate decreased by 27.8% or $5,079 in the second quarter 2006 compared to the same period of 2005. This was partially offset by a 24.9% increase in the total time charter days.

In the second quarter of 2006 we embarked on a study, which we expect to complete by the fourth quarter of 2006, aimed to re-engineer certain of our processes to better meet our business needs as we grow. Our strategy of providing complete and customized transportation solutions to our clients involves complex and extensive logistics and the utilization of our global infrastructure, assets which we consider significant competitive advantages for our company as well as barriers to entry to others. We expect that this study will enable us to optimize the use of our resources now and in the future with a positive impact on our overall efficiency and profitability.

Furthermore, with the increased volume of business we have been able to generate, we believe our company is now well positioned to take advantage of the recent rebound in freight rates. We have been experiencing increased demand for commodities and infrastructure materials in Asia and Latin America, our core markets. This is further enhanced by the boom in energy and construction projects around the world that translates into increased demand for shipping.

In the second half of 2006, we will continue looking for acquisitions of additional vessels. The recent completion of the $140 million credit facility will enable us to pursue our growth strategy expanding our controlled fleet in response to the growth of our business.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “Our strategy has been to focus on capital retention and moderate leverage. In the second quarter 2006, TBS further reduced its total debt by an additional $8.7 million from $97.2 million at the end of March 2006 to $88.5 million at the end of June 2006. At the end of the second quarter 2006, our net debt to capitalization was 34%, a moderate ratio by industry standards.

Furthermore, the new $140 million credit facility we entered into on July 31, 2006, enables us to optimize the utilization of our cash flow and provides us with increased financial and operational flexibility. It increases our borrowing capacity enabling us to execute our growth strategy, provides us with better terms and simplifies the administration of our debt, as we consolidated into a single facility the majority of our existing indebtedness incurred under several facilities.”

Conference call and webcast:
On Thursday, August 10, 2006 at 9:30 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-866-578-5788 (from the US) or 1-617-213-8057 (International Dial in). Participant Passcode: 10535640. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link.

Webcast:
There will also be a live- and then archived- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 11:30 a.m. EDT by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (from outside the US). Access Code: 12347098. A replay of the webcast will be available soon after the completion of the call.

TBS International Limited
Statement of Operations for the Second Quarter and for the Six months ended of 2005 and 2006

(In thousands, except for share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

Revenue:
Voyage revenue	$43,985	$43,808	$90,120	$93,128
Time charter revenue	16,451	14,827	31,225	28,996
Other revenue	85	360	85	626
Total revenue	60,521	58,995	121,430	122,750

Operating expenses:
Voyage	18,017	19,171	36,322	41,908
Vessel	16,484	17,799	36,183	36,430
Depreciation and amortization	3,926	6,874	6,305	13,348
Management and agency fees	1,299	0	2,566	0
General and administrative	5,009	6,577	6,471	12,367

Total operating expenses	44,735	50,421	87,847	104,053

Income from operations	15,786	8,574	33,583	18,697

Other (expenses) and income:
Interest expense	(2,130)	(2,696)	(3,804)	(5,612)
Other income	101	497	172	602

Total other (expenses) and income	(2,029)	(2,199)	(3,632)	(5,010)

Net (loss) income	13,757	6,375	29,951	13,687
Allocated amount to preference shares	(3,090)	0	(7,292)	0
Net income available for common shareholders	$10,667	$6,375	$22,659	$13,687

Earnings per share:
Net income per common share:
Basic	$ 0.62	$ 0.23	$ 1.45	$ 0.49
Diluted	$ 0.52	$ 0.23	$ 1.11	$ 0.49
Weighted average common shares outstanding:
Basic (1)	17,196,186	27,984,458	15,655,166	27,984,136
Diluted	20,555,063	28,088,310	20,470,887	28,088,310

Operating Data for the Second Quarter and for the Six Months 2005 and 2006

Please find below TBS’s operating data for the second quarter and for the six months ended June 30, 2005 and 2006.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006
Other Operating Data:
Controlled vessels (at end of period) (2)	27	32	27	32
Chartered vessels (at end of period) (3)	3	3	3	3
Voyage days (4)	2,437	2,991	4,801	6,059
Vessel days (5)	2,503	3,124	4,982	6,384
Tons of cargo shipped (6)	704	1,033	1,469	2,064
Revenue per ton (7)	$62.49	$42.39	$61.36	$45.13
Tons of cargo shipped, excluding
aggregates (6) (8)	687	764	1,452	1,747
Revenue per ton, excluding
aggregates (7) (8)	$63.80	$53.44	$61.97	$51.32
Chartered-out days	901	1,125	1,649	2,162
Chartered-out rate per day	$18,258	$13,179	$18,935	$13,412

(1)
Basic weighted average common shares outstanding for the three months ended June 30, 2006 includes 288,853 common shares issuable on the exercise of warrants. These shares are treated as outstanding for purposes of basic earnings per share for the period beginning February 8, 2005, because on that date the exercise condition of the warrants were satisfied and the shares subject to the exercise of the warrants are issuable for nominal consideration.

(2)	Controlled vessels are vessels that we own or charter-in with an option to purchase. As of June 30, seven vessels in our controlled fleet were chartered-in with an option to purchase.

(3)	Vessels that we charter-in without an option to purchase.

(4)	Represents the number of days controlled and time-chartered vessels were operated by us, excluding off-hire days.

(5)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days we operated the vessel, excluding off-hire days.

(6)	In thousands.

(7)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(8)
Aggregates represent high-volume, low-freighted cargo. Including aggregates, therefore, can overstate the amount of tons that we carry on a regular basis and reduce our revenue per ton. We believe that the exclusion of aggregates better reflects our cargo shipped and revenue per ton data for our principal service.

Balance Sheet Data:

Please find below TBS's selected balance sheet data for the periods ending December 31, 2005 and June 30m, 2006:
	December 31,	June 30,
	2005	2006

Balance Sheet Data (In millions):
Cash and cash equivalents	$27,158	$11,717
Working capital	(5,056)	(17,786)
Total assets	342,442	328,851
Long-term debt, including current portion	105,737	88,550
Obligations under capital leases, including current portion	24,703	23,226
Total shareholders' equity	177,789	191,770

EBITDA RECONCILIATION

Please find below TBS’ EBITDA reconciliation for the three months ended June 30, 2006 and 2006 and for the six months ended June 30, 2005 and 2006

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

EBITDA Reconciliation (In Millions):
Net Income	$13,757	$6,375	$29,951	$13,687
Net interest expense	2,027	2,569	3,631	5,350
Depreciation	3,926	6,874	6,305	13,348

EBITDA	$19,710	$15,818	$39,887	$32,385

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•
increases in costs including without limitation: changes in production of or demand for oil and petroleum products, generally or in particular regions; crew wages, insurance, provisions, repairs and maintenance;

•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2005 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

Visit our website at www.tbsship.com

For more information, please contact:
Company Contact:
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer
TBS International Limited
Tel. 914-961-1000
 InvestorRequest@tbsship.com

Investor Relations / Media:
Nicolas Bornozis
Capital Link, Inc. New York
Tel. 212-661-7566
E-mail: nbornozis@capitallink.com